Exhibit 99.1

June 15, 2020

Dear Fellow Stockholder:

As we experience the country’s staged reopening and recovery from the COVID-19 pandemic, we want to take this opportunity to provide an update on InPoint Commercial Real Estate Income, Inc.’s (“InPoint,” the “REIT” or the “Company”) current portfolio and insight into potential next steps. We are pleased to announce that we are moving toward reinstating the monthly publication of our net asset value (“NAV”) per share beginning with the NAV as of June 30, 2020 on or about July 15, 2020. In addition, with increasing economic stabilization and improved clarity in the commercial real estate and mortgage securities markets, it is the intention of our management to recommend to our Board of Directors the resumption of cash distributions beginning in July for stockholders of record as of July 31, 2020, consistent with our practice prior to the onset of the COVID-19 pandemic. Please note, however, that authorization and declaration of cash distributions is a decision solely within the discretion of our Board of Directors, and no assurance can be given that our Board of Directors will authorize a distribution at that time or at any time in the future.

Ultimately, it is our goal to reinstate our continuous public offering of shares of the Company’s common stock, the share repurchase plan and the distribution reinvestment plan in the near future, and we look forward to keeping you apprised of our progress. We maintain a strong financial position with approximately $39 million in cash as of June 11, 2020, and our high-quality portfolio generated approximately $2.1 million in monthly net interest income for the month of May 2020 thanks to our sponsor’s and portfolio managers’ experience.

InPoint Portfolio Update

First Mortgage Loans and Warehouse Financing. InPoint’s senior loan portfolio is comprised of 30 first mortgage loans. Twenty-nine of our loans, representing a principal balance of $463 million, are performing in accordance with their current terms. We have one non-performing loan, secured by a hospitality asset, with a current balance of $24.5 million.

•	All first mortgage loans, other than the non-performing loan, made monthly debt service payments as of June 14 in accordance with current respective terms.
•

The 29 performing first mortgage loans are diversified across property types, with approximately 90.1% in more stable asset classes such as multifamily, office and industrial. Approximately 6.4% are in retail (three properties) and approximately 3.5% in hospitality (one property).

•	Our performing first mortgage loan portfolio is pledged as collateral for approximately $328 million of borrowings on two warehouse lines of credit as of May 31, 2020.
•

In May, two multifamily first mortgage loans totaling approximately $47 million paid off as a result of loan refinancing. InPoint had approximately $34 million borrowed against these loans and has since paid-off these amounts.

•

As disclosed in our 2020 first quarter financials, we have recorded a $3 million loan loss reserve for our non-performing loan, which is secured by a hotel property in Illinois. We have declared the loan in default and are pursuing all possible remedies, which we think is likely to result in our owning and operating the property securing the loan.

Credit Loans. InPoint’s credit loan portfolio is comprised of three loans, all of which are performing in accordance with their current respective terms. These loans, two office buildings and one hotel, have a current principal balance of $16.5 million.

•	Through June 14, all credit loans made their monthly debt service in accordance with their current respective terms.
•	In May, we sold one $10 million credit loan to help improve the REIT’s overall liquidity.

•	We have one credit loan secured by a hospitality property with an outstanding balance of $3 million, for which we have recorded a $1.5 million loan loss reserve.

CMBS and Master Repurchase Facilities. As of May 31, 2020, the Company’s commercial mortgage backed securities (“CMBS”) portfolio had a face value of approximately $93 million and a fair value of approximately $72 million across 11 positions or approximately 11% of the Company’s total assets. As of June 11, 2020, our CMBS served as collateral for approximately $45 million of financing through master repurchase facilities (“repo”).

•

As communicated in our April 30, 2020 letter, the Company was focused on reducing its securities financing obligations. As of June 11, 2020, these borrowings have been decreased by approximately 61% from its peak of approximately $115.4 million through targeted CMBS sales and cash pay downs of our repo facility. Six CMBS positions were sold in April 2020 representing approximately $63 million face value with approximately $30 million of associated financing.

It is important to note, while we are closely monitoring all loans in our portfolio and communicating with borrowers to evaluate their ability to collect rent from tenants and, therefore, fulfill their loan obligations, we are unable to make any assurances with respect to future scheduled loan payments. That being said, we remain confident in the underlying value of the commercial real estate assets securing our loans. Although we have experienced a decrease in book value driven by the sale of CMBS, unrealized loss on remaining CMBS, and reserves on challenged hospitality loans, we believe that our disciplined approach to managing our credit portfolio will allow us to maximize value for the Company and our stockholders.

Thank you for your ongoing trust in our expertise. Please stay safe and healthy. If you have questions, feel free to contact your financial advisor or our Inland Investor Services team at 800-826-8228.

Sincerely,

InPoint Commercial Real Estate Income, Inc.

Mitchell Sabshon

Chief Executive Officer

Certain statements in this letter constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Words such as “may,” “could,” “should,” “expect,” “intend,” “plan,” “goal,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “variables,” “potential,” “continue,” “expand,” “maintain,” “create,” “strategies,” “likely,” “will,” “would” and variations of these terms and similar expressions indicate forward-looking statements.  These forward-looking statements reflect the intent, belief or current expectations of our management based on their knowledge and understanding of the business and industry, the economy and other future conditions. These statements are not factual or guarantees of future performance, and we caution stockholders not to place undue reliance on them. Actual results may differ materially from those expressed or forecasted in forward-looking statements due to a variety of risks, uncertainties and other factors, including but not limited to those in the Risk Factors section in our most recent Annual Report on Form 10-K and in subsequent filings on Form 10-Q as filed with the Securities and Exchange Commission and made available on our website.  Forward-looking statements reflect our management’s view only as of the date of this letter and may ultimately prove to be incorrect. We undertake no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results except as required by applicable law. We intend for these forward-looking statements to be covered by the applicable safe harbor provisions created by Section 27A of the Securities Act and Section 21E of the Exchange Act.

InPoint | Page 2